Exhibit 99.1

Contact:

CCG Investor Relations Inc.
Pierre Maccagno, Account Manager
Phone: +1-646-833-3422
Email: pierre.maccagno@ccgir.com

Mr. Crocker Coulson, President
Phone : +1-646-213-1915
Email : crocker.coulson@ccgir.com
www.ccgirasia.com

For Immediate Release

Solar EnerTech Announces Second Quarter of Fiscal Year 2010 Financial Results

— Shipments Increased 314% Compared to Fiscal Q2 2009 —
— Revenue Increased 302% Compared to Fiscal Q2 2009 —
— Gross Margin Turned Positive compared to (30%) in Fiscal Q2 2009 —

Mountain View, CA, May 14, 2010 – Solar EnerTech Corp. (OTCBB: SOEN) (the "Company") today announced financial results for the second quarter of fiscal year 2010.

Second Quarter Highlights:

•	Shipments increased 314% as compared to the second quarter in the prior year period.
•	Revenue increased 302% to $17.8 million as compared to $4.4 million for the second quarter of the prior year.
•	Gross profit increased to $0.9 million as compared to ($1.3) million in the second quarter in the prior year.

Total module shipments increased 314% in the second fiscal quarter 2010 as compared to the second fiscal quarter of the prior year. Revenue for the second fiscal quarter 2010 increased 302% to $17.8 million as compared to $4.4 million in the second fiscal quarter a year ago. The breakdown in revenue for the second fiscal quarter 2010 was comprised of approximately $13.4 million in solar module sales, of which more than 95% were sold into Europe and Australia; $3.5 million of solar cell sales; and $0.9 million from the resale of raw materials. The increase in revenue was driven by increased sales orders from new and existing customers as a result of heightened efforts by the Company’s sales and marketing team. Specifically, during the fourth quarter of fiscal year 2009, the Company signed a 10MW contract with a new customer located in Europe and in the first quarter of fiscal year 2010 the Company signed a 15 MW contract and a 10MW contract with two existing customers which contributed to the increased sales volume.

Gross profit for the second fiscal quarter 2010 increased to $0.9 million, as compared to ($1.3) million for the second quarter a year ago. Gross margin for the second fiscal quarter 2010 was 5% as compared to (30%) in the same prior year period.  The improved gross margin was primarily due to the decrease in raw material prices, specifically silicon wafer prices which offset the decrease in module sales prices.  The increase in gross margin was also due to lower unit production cost resulted from higher production volume. In addition, the Company secured higher quality raw materials with more favorable credit terms.

The total operating expense for the second fiscal quarter of 2010 was $21.2 million, which included $18.5 million of non-cash charges related to losses from the extinguishment of debt and $0.9 million in non-cash stock compensation charges.  Excluding both non-cash items, operating expense for the second fiscal 2010 quarter was $1.8 million, or 10% of total net sales. In comparison the total operating expense for the year ago quarter was $3.7 million, which included $1.5 million of non-cash stock compensation charges related to the hiring and retention of key executives and $0.2 million of non-cash charges related to losses from the extinguishment of debt.  Excluding both of these non-cash items, operating expense for the second quarter a year ago was $2.0 million, or 45% of total net sales.

Net loss for the second fiscal quarter 2010 was ($19.2) million, or ($0.14) per basic and diluted shares compared to a net loss of ($5.5) million, or ($0.06) per basic and diluted shares in the same period in fiscal 2009. A majority of net loss in the second quarter fiscal 2010 is attributed to the debt restructurings. In the second quarter of fiscal 2010, the Company recorded a non-cash loss on debt extinguishment amounting to $18.5 million compared to a non-cash loss on debt extinguishment amounting to $0.2 million in the same period in fiscal 2009.

Mr. Leo S. Young, Chief Executive Officer of Solar EnerTech commented, “The second fiscal 2010 quarter’s large revenue increase is indicative of Solar EnerTech’s fast-growing pace. We are pleased to see the, 300% plus year over year growth in revenue and product shipments, in spite of unfavorable market conditions where selling prices for solar modules have plummeted and the Euro continues to depreciate versus RMB Yuan.

“In December 2009, we began extinguishing our debt in order to improve our capital structure which was preventing us from obtaining reasonable financing from banks. It is a very positive and significant step for the company going forward, even though it resulted in a heavy non-cash loss because of the conversion.

“Management is focusing on lowering the costs of our solar modules; increasing the efficiency of our solar cells; and increasing our output by doubling our manufacturing capacity in order to optimize our competitive position within the global solar market.” concluded Mr. Young.

Six Month Results

Revenue for the six months ended March 31, 2010, was $35.4 million compared to $9.5 million for the same period in fiscal 2009, an increase of 273%.  Gross profit was $2.9 million compared to a loss of ($3.6) million for the six months ended March 31, 2009.  Total operating expenses were $23.6 million, or 66% of sales, compared to $6.9 million, or 73% of sales, for the same period last year, an increase of 241%.

Net loss for the six months ended March 31, 2010 was ($23.1) million, or ($0.20) per basic and diluted share compared to a net loss of ($9.3) million, or ($0.11) per basic and diluted shares in the same period in fiscal 2009. A majority of net loss in the six months ended March 31, 2010 is attributed to the debt restructurings. In the six months ended March 31, 2010, the Company recorded a non-cash loss on debt extinguishment amounting to $18.5 million compared to a non-cash loss on debt extinguishment amounting to $0.5 million in the same period in fiscal 2009.

Financial Position

As of March 31, 2010, the Company’s assets included $0.9 million in cash, $13.4 million of accounts receivables, $0.2 million of prepayment primarily for purchase of raw materials, $5.5 million of inventories on hand and $1.2 million of VAT and other receivables. In addition, as of March 31, 2010, the Company’s liabilities included $14.6 million of accounts payable, customer advance payments and accrued liabilities, and $5.7 million of accrued liability due to related parties.

As of March 31, 2010, the Company recorded $1.5 million liability in an outstanding series B-1convertible note. The Note bears an interest of 6% per annum and is due on March 19, 2012.

About Solar EnerTech Corp.

Solar EnerTech is a photovoltaic solar energy cell manufacturing enterprise incorporated in the United States with its corporate office in Mountain View, California.  The Company has established a sophisticated 67,107-square-foot manufacturing facility at Jinqiao Modern Technology Park in Shanghai, China. The Company currently has two 25MW solar cell production lines and a 50MW solar module production facility.

Solar EnerTech has also established a Joint R&D Lab at Shanghai University to develop higher efficiency cells and to put the results of that research to use in its manufacturing processes.  Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production.
Safe Harbor Statement

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

(Unaudited Financial Statements on Next Page)

Solar EnerTech Corp
Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009

Sales	$17,751,000	$4,412,000	$35,444,000	$9,496,000
Cost of sales	(16,824,000)	(5,714,000)	(32,586,000)	(13,134,000)
Gross profit (loss)	927,000	(1,302,000)	2,858,000	(3,638,000)

Operating expenses:
Selling, general and administrative	2,550,000	3,086,000	4,768,000	5,647,000
Research and development	125,000	436,000	233,000	771,000
Loss on debt extinguishment	18,549,000	181,000	18,549,000	491,000
Total operating expenses	21,224,000	3,703,000	23,550,000	6,909,000

Operating loss	(20,297,000)	(5,005,000)	(20,692,000)	(10,547,000)

Other income (expense):
Interest income	1,000	3,000	4,000	10,000
Interest expense	(899,000)	(558,000)	(5,324,000)	(923,000)
Gain on change in fair market value of compound embedded derivative	294,000	113,000	398,000	588,000
Gain on change in fair market value of warrant liability	2,055,000	99,000	2,976,000	1,743,000
Other expense	(312,000)	(194,000)	(444,000)	(214,000)
Net loss	$(19,158,000)	$(5,542,000)	$(23,082,000)	$(9,343,000)

Net loss per share - basic	$(0.14)	$(0.06)	$(0.20)	$(0.11)
Net loss per share - diluted	$(0.14)	$(0.06)	$(0.20)	$(0.11)

Weighted average shares outstanding - basic	140,801,393	87,716,403	114,240,342	87,376,406
Weighted average shares outstanding - diluted	140,801,393	87,716,403	114,240,342	87,376,406

Solar EnerTech Corp
Consolidated Balance Sheets

	March 31, 2010	September 30, 2009
	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash and cash equivalents	$897,000	$1,719,000
Accounts receivable, net of allowance for doubtful account of
$96,000 and $96,000 at March 31, 2010 and September 30, 2009, respectively	13,351,000	7,395,000
Advance payments and other	199,000	799,000
Inventories, net	5,532,000	3,995,000
Deferred financing costs, net of accumulated amortization	-	1,250,000
VAT receivable	1,085,000	334,000
Other receivable	115,000	408,000
Total current assets	21,179,000	15,900,000
Property and equipment, net	9,965,000	10,509,000
Other assets	732,000	-
Investment	1,000,000	1,000,000
Deposits	102,000	87,000
Total assets	$32,978,000	$27,496,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$12,326,000	$5,794,000
Customer advance payment	20,000	27,000
Accrued expenses	2,252,000	1,088,000
Accounts payable and accrued liabilities, related parties	5,730,000	5,646,000
Convertible notes, net of discount	-	3,061,000
Derivative liabilities	-	178,000
Total current liabilities	20,328,000	15,794,000
Convertible notes, net of discount	1,535,000	-
Derivative liabilities	1,279,000	-
Warrant liabilities	2,437,000	2,068,000
Total liabilities	25,579,000	17,862,000

STOCKHOLDERS' EQUITY:
Common stock - 400,000,000 shares authorized at $0.001 par value 177,224,747 and 111,406,696 shares issued and outstanding at March 31, 2010 and
September 30, 2009, respectively	177,000	111,000
Additional paid in capital	96,159,000	75,389,000
Other comprehensive income	2,467,000	2,456,000
Accumulated deficit	(91,404,000)	(68,322,000)
Total stockholders' equity	7,399,000	9,634,000
Total liabilities and stockholders' equity	$32,978,000	$27,496,000